As filed with the Securities and Exchange Commission on June 10, 2019

File No. 000-56045

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

PARTX, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2258636
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5650 El Camino Real Carlsbad, CA	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 444-0029

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

Title of Class

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION REQUIRED IN REGISTRATION STATEMENT

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

Our information statement is filed as Exhibit 99.1 of this Registration Statement on Form 10 (the “Information Statement”) and is incorporated by reference herein. For your convenience, we provide below a cross-reference sheet identifying where the items required by this Registration Statement on Form 10 can be found in the Information Statement.

Item 1. Business

The information required by this item is contained under the sections of the Information Statement entitled “Summary,” “Risk Factors,” “Special Note About Forward-Looking Statements,” “The Spin-Off,” “Capitalization,” “Unaudited Pro Forma Combined Financial Statements” and the financial statements referenced therein, “Our Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Management,” “Executive and Director Compensation,” “Certain Relationships and Related Party Transactions,” “Where You Can Find More Information” and “Index to Financial Statements” and the financial statements referenced therein.

Item 1A. Risk Factors

The information required by this item is contained under the sections of the Information Statement entitled “Risk Factors” and “Special Note About Forward-Looking Statements.”

Item 2. Financial Information

The information required by this item is contained under the section of the Information Statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Item 3. Properties

The information required by this item is contained under the section of the Information Statement entitled “Our Business—Properties.”

Item 4. Security Ownership of Certain Beneficial Owners and Management

The information required by this item is contained under the section of the Information Statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Item 5. Directors and Executive Officers

The information required by this item is contained under the section of the Information Statement entitled “Management.”

Item 6. Executive Compensation

The information required by this item is contained under the section of the Information Statement entitled “Executive and Director Compensation.”

Item 7. Certain Relationships and Related Transactions, and Director Independence

The information required by this item is contained under the sections of the Information Statement entitled “Management” and “Certain Relationships and Related Party Transactions.”

Item 8. Legal Proceedings

The information required by this item is contained under the section of the Information Statement entitled “Our Business—Legal Proceedings.”

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The information required by this item is contained under the sections of the Information Statement entitled “Risk Factors,” “The Spin-Off,” “Trading Market,” “Dividend Policy,” “Executive and Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management.”

Item 10. Recent Sales of Unregistered Securities

None.

Item 11. Description of Registrant’s Securities to be Registered

The information required by this item is contained under the sections of the Information Statement entitled “Risk Factors—Risks Relating to Our Common Stock,” “Dividend Policy” and “Description of Capital Stock.”

Item 12. Indemnification of Directors and Officers

The information required by this item is contained under the section of the Information Statement entitled “Description of Capital Stock—Limitations on Liability of Directors and Indemnification of Directors and Officers.”

Item 13. Financial Statements and Supplementary Data

The information required by this item is contained under the sections of the Information Statement entitled “Unaudited Pro Forma Combined Financial Statements” and the financial statements referenced therein, and “Index to Financial Statements” and the financial statements referenced therein.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Item 15. Financial Statements and Exhibits

(a)	Financial Statements

The information required by this item is contained under the sections of the Information Statement entitled “Unaudited Pro Forma Combined Financial Statements,” and the financial statements referenced therein, and “Index to Financial Statements” and the financial statements referenced therein.

(b)	Exhibits

The following documents are filed as exhibits hereto:

Exhibit No.	Description
2.1*	Form of Separation and Distribution Agreement between Nxt-ID, Inc. and PartX, Inc.
3.1(i)	Certificate of Incorporation of PartX, Inc. (1)
3.1(ii)*	Certificate of Designations of Series A Non-Convertible Voting Preferred Stock
3.2#	Bylaws of PartX, Inc.
4.1#	Form of Common Stock Certificate
4.2*	Form of Warrant to Purchase Common Stock
10.1	Form of Transition Services Agreement between Nxt-ID, Inc. and PartX, Inc. (1)
10.2	Form of Tax Matters Agreement between Nxt-ID, Inc. and PartX, Inc. (1)
10.4	Form of License Agreement by and among Nxt-ID, Inc., Fit Pay, Inc. and PartX, Inc. (1)
10.5	Form of Assumption and Assignment Agreement between Nxt-ID, Inc. and PartX, Inc. –Earnout (1)
10.6*	Form of Assumption and Assignment Agreement between Nxt-ID, Inc. and PartX, Inc. –Seller Note
10.7†	Form of PartX, Inc. 2019 Stock Incentive Plan (1)
10.8†*	Form of Employment Agreement between PartX, Inc. and Michael Orlando
10.9*	Form of Exchange Agreement between Nxt-ID, Inc., PartX, Inc. and Giesecke & Devrient Mobile Security America, Inc.
21.1	Subsidiaries of PartX, Inc. (1)
99.1#	Preliminary Information Statement of PartX, Inc., dated June 10, 2019

#	Filed herewith.

*	To be filed by amendment.
†	Management contract or compensatory plan or arrangement.
(1)	Filed as an Exhibit to the Company’s Registration Statement on Form 10-12(g) (File No. 000-56045) with the SEC on April 29, 2019.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PARTX, INC.

By:	/s/ Michael J. Orlando
Michael J. Orlando
Chief Executive Officer

Date: June 10, 2019